Exhibit 10.1

RESIGNATION AGREEMENT

This Resignation Agreement (the “Agreement”) and Release, which is attached as Exhibit A (the “Release”), are made by and between Yael Schwartz, Ph.D. (the “Employee”), and RestorGenex Corporation, including all of its subsidiaries, (collectively the “Employer”) (collectively “Parties”).

A.                                    The Employer and the Employee wish to end their employment and other relationships as described in this Agreement, in an honorable, dignified, and orderly fashion.  Toward that end, the Parties have agreed to separate according to the following terms.

B.                                    The Employer does not believe that it has any claims against the Employee, nor do the Parties believe that the Employee has any claims against the Employer.  Nevertheless, the Parties have agreed upon the following separation terms, and to resolve any actual and potential claims arising out of the Employee’s status as an employee, officer, and Board member, and related to her resignation from employment, as well as from her Employer Board of Directors and officer positions.

In consideration of this entire Agreement and Release, the receipt and legal sufficiency of which is hereby acknowledged, accepted and agreed to, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      Resignation From Employment and All Board/Officer Positions

1.1.                            Resignation from Employment.  The Employee agrees to and hereby does resign from employment effective the close of business on April 30, 2015 (the “Effective Date”).

1.2.                            Resignation from All Board and Officer Positions.  The Employee agrees to and hereby does resign from all Employer Board of Directors and officer positions, including any and all such positions with subsidiaries of the Employer, effective upon the Effective Date.

2.                                      Payments; Other Benefits

2.1.                            Separation Payment

(a)                                 The Employee and the Employer have agreed upon the Employer’s provision of the following Separation Payment, in exchange for the Employee’s entry into this Agreement and the attached Release.  Upon the expiration of the applicable Rescission Period, as described in the attached Release, without the Employee’s actual or attempted rescission of her Release, the Employer will provide the Employee with the following Separation Payment and payment for unused vacation and reimbursement for all approved unpaid expenses, as is provided below.

(b)                                 The Employer will provide to Employee the total gross amount of $247,500 (the “Separation Payment”), payable over a term of nine (9) months as set forth below.  That Separation Payment will be reduced by applicable deductions for any amounts required by law to be withheld, including applicable federal, state or local withholding and other payroll taxes, and any amounts owed to the Employer by Employee.  The Separation Payment is based on nine (9) months of the Employee’s regular base salary in the gross amount of $247,500, and will be distributed in the course of the Employer’s regular payroll beginning immediately following the expiration of the rescission period set forth in the Release.  The Separation Payment will be distributed through the course of the Employer’s normal payroll, until the gross amount of the Separation Payment has been fully distributed.  The Employer will also reimburse the Employee for all approved outstanding expenses; to be paid in full on or before the Effective Date, which payment shall be in the total amount of $0.

2.2.                            Payment for Accrued but Unused Vacation.  The Employer will, in the course of its next regular payroll after the Effective Date, pay the Employee for any accrued but unused vacation time, as of the Effective Date, based upon the Employer’s policy regarding the calculation of that amount; which payment shall be in the total amount of $16,275.19.

2.3.                            No Severance Policy.  The Parties agree that the Employer does not have a severance policy, exit incentive, or employment termination program, and the Separation Payment described above has been negotiated and agreed upon between the Employer and Employee.  The Parties further agree that the consideration set forth in this Agreement, is over and above anything owed to Employee by law, contract, or under the policies of Employer, and it is provided to Employee in exchange for, and specifically contingent upon, her entering into this Agreement and the attached Release.

2.4.                            Termination of Other Benefits.  To the extent Employee is a participant in any Employer sponsored bonus or benefits plan in addition to those identified above, the Employee’s participation in any benefits plan will be governed by the terms of the applicable employee benefits plan, and will terminate on the Effective Date unless a particular benefits plan, applicable law, or this Agreement provides otherwise.

3.                                      Other Provisions

3.1.                            Release.  In exchange for the Separation Payment paid by and other undertakings of Employer stated in this Agreement, the Employee shall voluntarily sign the Release (Exhibit A) after her employment has ended.  The Employee understands that she is not entitled to the Separation Payment described in this Agreement, unless she signs, and does not rescind, the attached Release.

3.2.                            Non-Disparagement.  The Parties to this Agreement agree that they will make no critical, disparaging or defamatory comments regarding the other party in any respect or make any comments concerning any aspect of their relationship or the conduct or events which precipitated the Employee’s resignation.  Furthermore, the Employee agrees not to disparage the Employer’s employees, officers, or directors, and to not encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against Employer.  The Employer agrees to instruct all senior members of management, officers, and directors of the Employer to refrain from making any critical, disparaging, or defamatory comments regarding the Employee or to encourage any individual to make such comments in any written, broadcast, electronic or digital media.  For avoidance of doubt, nothing herein shall prevent or prohibit the Employee from responding to any regulatory inquiry or subpoena or satisfying any other legal obligations or requirements, provided that the Employee must provide the Employer with prompt prior notice so that the Employer may seek a protective order or other appropriate remedy.

3.3.                            Non-Solicitation.  The Employee agrees that: (a) for a two (2) year period after the Effective Date she will not, directly or indirectly, in any manner:  (i) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Employer or any of its suppliers or (ii) solicit, entice, or attempt to persuade any other employee or consultant of the Employer to leave such entity for any reason and (b) she will not actually or attempt to interfere with any business relationship between the Employer and any third party at any time after the Effective Date.

3.4.                            Damages for Violation of Duty of Confidentiality and/or Non-Disparagement.  Any material violation by the Employer or the Employee of the confidentiality, non-disparagement and/or non-solicitation provisions of this Agreement shall entitle the non-breaching party to bring an action in arbitration in accordance with Section 3.14 hereof, for appropriate equitable relief as well as damages as determined by the arbitrator.

3.5.                            Non-Admissions.  The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement and Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

3.6.                            Invalidity.  In case any one or more of the provisions of this Agreement and/or Release shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and Release will not in any way be affected or impaired thereby.

3.7.                            Return of Property/Commitment to Cooperate in Transition.  Except to the extent that the Employer’s transaction with the Employee allows the Employee to retain certain specific Employer property, Employee agrees to return, and hereby expressly acknowledges that Employee has returned, on or before the Effective Date, all Employer property in Employee’s possession or control, including Employer assets, research, data, computers, fax machines, cell phones, access cards, keys, reports, manuals, records, correspondence and/or other documents or materials related to Employer that Employee has compiled, generated or received while working for the Employer, including all copies, drawings, computer data or records of such material, on or before the date of resignation.  Furthermore, Employee agrees to deliver, and hereby expressly acknowledges that she has delivered, prior to the Effective Date, all passwords in use at the time of the resignation, a list of any documents that Employee created or is otherwise aware that are password-protected, and the password(s) necessary to access such password-protected documents.  Employee also agrees to reasonably cooperate with the Employer and to use Employee’s commercially reasonable efforts to comply with the provisions of this Section 3.7 and to be available, on a limited basis, to answer questions by telephone or e-mail that may arise to achieve an efficient separation from the Employer.

3.8.                            Compliance with Executive Employment Agreement and Confidentiality.  Employee agrees to comply with Section 12 (Confidential Information) of her Executive Employment Agreement dated November 18, 2013 at all times after the Effective Date. The Employee acknowledges that, notwithstanding the fact that the provisions of Section 12 of her Executive Employment Agreement survive the termination of Executive’s employment for a period of three (3) years, the Employee’s obligation under this Section 3.8 will survive indefintitely. Employee warrants that she has not and agrees that she will not in the future disclose the terms of this Agreement, or the terms of Separation Payment to be paid by the Employer to Employee as part of this Agreement, to any person other than her attorney, spouse, tax advisor, or representatives of the Massachusetts Executive Office of Labor and Workforce Development or comparable state agency or as otherwise required by law, who shall be bound by the same prohibitions against disclosure as bind Employee, and Employee shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality.

Employee shall not provide or allow to be provided to any person this Agreement, or any copies thereof, nor shall she now or in the future disclose in any way any information concerning any purported claims, charges, causes of action or this settlement to any person, with the sole exception of communications with Employee’s spouse, attorney and tax advisor, unless otherwise ordered to do so by a court or agency of competent jurisdiction.

3.9.                            Employer Release. It is hereby agreed and understood that the Employer does hereby irrevocably and unconditionally release and forever discharge and by these presents does for itself, its predecessors, successors, assigns, representatives, parents, subsidiaries, divisions, affiliates and all related companies and its present and former officers, agents, directors, supervisors, attorneys, employees, stockholders and each and any one of them and their heirs, executors, administrators, successors and assigns, and all persons acting by, through, under or in concert with any of them, release, remise and forever discharge the Employee and her heirs, executors, administrators, representatives, successors and assigns, of and from all manner of action and actions, cause and causes of action, suits, claims, debts, sums of money, accounts, reckonings, bonds, bills, claims for attorneys’ fees, interest, expenses and costs, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of any nature whatsoever, known or unknown, suspected or unsuspected, in law or in equity, civil or criminal, invested or contingent, which against the Employee, the Employer ever had, now has or asserts or which its or its’ officers, affiliates, subsidiaries, agents, representatives hereinafter can, shall or may have or may assert, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date hereof, it being the intention herein to release the Employee from any and all claims of any and every nature, whether known or unknown, up to the date of this Agreement, unrestricted in any way by the nature of the claim, including, but not limited to, all matters which were asserted or could have been asserted and all actions or claims identified above or any matter arising out of the Employee’s employment with the Employer and the termination thereof, including her role and position as a Director of the Employer, constitutional or common law claims, including, but not limited to, all claims for breach of contract or implied contract, breach of implied covenant of good faith and fair dealing, any other state or federal discrimination, statutory, or common laws. Notwithstanding anything to the contrary in this Agreement, this Section 3.9 does not apply to the Employee’s fraud, intentional misconduct, intentional misrepresentation or omission, or criminal activities.

3.10.                     Indemnification.  The Employer hereby acknowledges and agrees that the provisions of: (i) Article IV of the Employer’s Amended and Restated Articles of Incorporation, (ii) Article X of the Employer’s Amended and Restated Bylaws and (iii) the Indemnification Agreement, dated October 1, 2014 (the “Indemnification Agreement”) by and between the Employer and the Employee, annexed hereto and incorporated herein and made a part hereof as if set out verbatim are and remain in full force and effect in accordance with their terms and apply to the Employee.  Further, the Employer agrees that neither Article IV of the Employer’s Amended and Restated Articles of Incorporation, Article X of the Employer’s Amended and Restated Bylaws or the Indemnification Agreement, in so far as they apply to the Employee, may be amended, modified or rescinded without the prior written approval and agreement of the Employee, as specifically described in Section 4.4 of the Employer’s Amended and Restated Articles of Incorporation, Section 10.7 of the Employer’s Amended and Restated Bylaws, and Section 26 of the Indemnification Agreement.

3.11.                     Choice of Law.  This Agreement shall be construed and interpreted in accordance with applicable federal laws and the laws of the State of Illinois.

3.12.                     Legal Counsel and Fees.  Except as otherwise agreed, the Parties to this Agreement agree to bear their own costs and attorneys’ fees, if any.  Employee acknowledges that Employer, by this Agreement, has advised her to consult with an attorney of her choice prior to executing the Agreement and the Release.  Employee acknowledges that she has had the opportunity to be represented by legal counsel during the negotiation and execution of the Agreement and Release, and that she understands she will be legally bound by the Agreement and Release.

3.13.                     Beneficiaries.  Employee, and any person or entity included within the definition of “Employer,” including any Employer successor, above are beneficiaries of this Agreement and may rely on and enforce this Agreement to secure or defend its or her rights hereunder.

3.14.                     Arbitration.  In the event of a dispute concerning compliance with this Agreement, the Parties or their authorized representatives shall meet in New York City, New York, at a mutually agreed location within fourteen (14) days of receipt of a written request from any of the Parties to do so, in a good faith effort to resolve such differences prior to instituting any further action.

If the good faith attempts to resolve the dispute referred to in the preceding paragraph are unsuccessful, the Parties shall submit such dispute to binding arbitration within sixty (60) days of the act giving rise to the dispute.  Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association and be held in New York City, New York, at such location as shall be determined by the American Arbitration Association.  The arbitrator shall be selected from the appropriate list of qualified arbitrators, shall permit reasonable discovery, and make written findings of fact and conclusions of law reflecting the appropriate substantive laws.  The Arbitrator shall not have authority to award punitive damages to either party.  The decision of the arbitrator shall be final and binding on the Parties.

The Parties shall pay their respective expenses of arbitration and the expense of the arbitrator shall be equally shared; provided, however, that if, in the opinion of the arbitrator, any claim under this Agreement or any defense in objection thereto was unreasonable, the arbitrator may assess, as part of the award, all or any part of the arbitration expenses (excluding attorneys’ fees) of the other party against the party raising such unreasonable claim, defenses or objection.

In any arbitration proceeding pursuant to this Paragraph, this Agreement shall be governed as to all matters, including validity, construction and performance, by the laws of the State of Illinois, except as superseded by the laws of the United States.  Any court of competent jurisdiction or properly designated arbitrator shall have the authority to modify or sever any provision of this Arbitration Section to the extent necessary to render the remainder of the section enforceable.  Any suit, action or other legal proceeding arising out of or relating to the obligations above shall be brought exclusively in the federal or state courts located in New York City, New York, and the Parties hereby submit to personal jurisdiction in the State of New York and to venue in such courts.  The Parties agree that any award of an arbitrator may be entered in any court having jurisdiction over the Parties.

The Parties agree that any attempt by one of the Parties to avoid arbitration by instituting procedures in any other forum constitutes a material breach of this Agreement and will cause irreparable harm to the other party, including but not limited to disrupting business and incurring legal expenses, thereby requiring an immediate judicial order to return the cause to arbitration and terminate any other proceedings.

3.15.                     Notices.  Any notice, request or demand required or desired to be given hereunder shall be in writing and shall be considered effective when delivered in person, upon mailing by certified mail, return receipt requested, postage prepaid, by delivery via Federal Express or similarly recognized overnight courier with all charges prepaid, addressed as follows:

If to RestorGenex Corporation:

Stephen M. Simes

President and Chief Executive Officer

RestorGenex Corporation

2150 East Lake Road

Suite 750

Buffalo Grove, IL 60089

With a copy which shall not constitute notice to:

Oppenheimer Wolff & Donnelly LLP

222 South Ninth Street, Suite 2000

Minneapolis, Minnesota 55402

Attn: Amy Culbert, Esq.

If to Yael Schwartz:

Yael Schwartz, Ph. D.

8 Canterbury Lane

Holden, MA 01520

With a copy which shall not constitute notice to:

Rubin and Rudman LLP

50 Rowes Wharf, 3rd Floor

Boston, MA 02110

Attn:  Peter B. Finn, Esq.

Either party may change its address by giving the other party written notice of its new address.

3.16.                     Entire Agreement.  Except for any continuing obligations under the Employee’s Executive Employment Agreement as set forth in Section 3.8, this Agreement and the attached Release are the entire Agreement between Employer and Employee relating to her employment and her resignation.  Employee understands that the Agreement and Release cannot be changed unless it is done in writing and signed by both Employer and Employee.

[Signature page follows]

EMPLOYER:

April 30, 2015	/s/ Stephen M .Simes
By: Stephen M. Simes
Its: Chief Executive Officer

EMPLOYEE:

April 30, 2015	/s/ Yael Schwartz, PhD.
YAEL SCHWARTZ, PH.D.

EXHIBIT A

RELEASE

1.                                      Definitions.  I intend all words used in this Release to have their plain meanings in ordinary English.  Technical legal words are not needed to describe what I mean.  Specific terms I use in this Release have the following meanings:

A.                                    “I,” “Me,” and “My” or “Employee,” include both Me, Yael Schwartz, Ph.D., and anyone who has or obtains any legal rights or claims through Me, including My heirs and estate.

B.                                    “Released Parties” or “Released Party”, as used in this Release, shall at all times include RestorGenex Corporation f/k/a Stratus Media Group, Inc. (“Employer”) and any parent and subsidiary corporations, present and/or former officers, directors, agents, employees, and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers.

C.                                    “My Claims” mean any and all of the actual or potential claims of any kind whatsoever I have now against any and all Released Parties, regardless of whether I now know about those claims, that are in any way related to My employment with, relationship with, or resignation from employment with the Employer, Board of Directors or officer positions, including, but not limited to, claims for violation of My Executive Employment Agreement, and related Addendum, status as a shareholder, officer or director for invasion of privacy; breach of written or oral, express or implied, contract; commission plan, fraud or misrepresentation; Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), as amended, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, Equal Pay Act (“EPA”), the Worker Adjustment and Retraining Notification Act (“WARN”), all fair employment practices, individual rights, or other statutes, the Illinois Human Rights Act, and the Massachusetts Civil Rights Act, all Illinois, Massachusetts and other state and federal statutes and regulations as amended, claims for retaliation for having filed a workers’ compensation claim, and any other federal, state, or local statute, law, rule, regulation, ordinance or order.  This includes, but is not limited to, as a minority shareholder, claims for violation of any civil rights laws based on protected class status; claims for discrimination, harassment, assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.

D.                                    “My Claims” also includes Claims for compensation of any kind as an employee, officer, director, or shareholder (except those expressly provided in the Resignation Agreement), including without limitation wages, expense reimbursements, severance payments under any past, pending or future severance pay plans, short and/or long term disability benefits, life insurance benefits, accidental death and disability insurance benefits, dental, medical and vision benefits, 401(k) or other retirement contributions, and payments for any other type of benefit, leave of absence or time off of work.

2.                                      Confirmation of No Claims, Etc.  To the fullest extent permitted by law, I represent and affirm that: (i) I have not initiated, filed or caused to be initiated or filed on My behalf any claim for relief against the Employer and, to the best of My knowledge and belief, no outstanding claims for relief have been initiated, filed or asserted against the Employer or any Released Party on My behalf regarding any conduct or activities that I believe would be improper, unethical or illegal under the Employer’s ethics and business conduct standards or any applicable law, including but not limited to any violation of the Sarbanes-Oxley Act or any federal, state, city and/or municipal statute or ordinance, the False Claims Act or Anti-kickback Statute; (ii) I have no knowledge of any conduct or activities that I believe would be improper, unethical or illegal under the Employer’s ethics and business conduct or any applicable law, including but not limited to any violation of the Sarbanes-Oxley Act or any federal, state, city and/or municipal statute or ordinance, the False Claims Act or Anti-kickback Statute; and (iii) I have not reported any such improper, unethical or illegal conduct or activities to any supervisor, manager, agent or other representative of the Employer, to any legal or compliance personnel of the Employer, or to the Employer’s ethics hotline.  I also agree and acknowledge that I have advised the Employer of all facts or circumstances, if any, that I am aware of, that I believe may constitute a violation of the Employer’s legal obligations, including but not limited to any violation of the Sarbanes-Oxley Act, the False Claims Act, Anti-kickback Statute or any other legal obligations.

3.                                      Agreement to Release My Claims.  Except as stated in Paragraph 4 below, I agree to give up all My Claims, waive any rights thereunder, and withdraw any and all of My charges and lawsuits against Released Party.  In exchange for My agreement to release My Claims, I am receiving a satisfactory Separation Payment from Employer to which I am not otherwise entitled by law, contract, or under any Released Party policy.  The Separation Payment I am receiving is a full and fair payment for the release of all My Claims.  Released Parties do not owe Me anything in addition to what I will be receiving.

4.                                      Exclusions from Release.  My Claims do not include My rights, if any, to claim the following:  Unemployment Insurance benefits; any claim for workers’ compensation benefits related to any injury I have sustained in the course of My duties for the Employer, to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law; claims for My vested post-termination benefits under any 401(k) or similar retirement benefit plan; My COBRA rights; My rights to enforce the terms of this Release; or My rights to assert claims that are based on events occurring after this Release becomes effective.

A.                                    Nothing in this Release interferes with My right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”), or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA.  I understand that I am waiving My right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC, Me, or any other party.

B.                                    Nothing in this Release interferes with My right to challenge the knowing and voluntary nature of this Release.

C.                                    I agree that Released Parties reserve any and all defenses, which they have or might have against any claims brought by Me.  This includes, but is not limited to, Released Parties’ right to seek available costs and attorneys’ fees, and to have any monetary award granted to Me, if any, reduced by the amount of money that I received in Separation Payment for this Release.

5.                                      Consequences of Attempted Revocation.  I understand that the Separation Payment I am receiving for settling and releasing My Claims is contingent upon My agreement to be bound by the terms of this Release.  Accordingly, if I attempt to revoke this Release, I understand that I am not entitled to the Separation Payment offered in the Resignation Agreement.  I further understand that if I attempt to revoke My Release of any claim, I must immediately return to Employer the Separation Payment I have received under My Resignation Agreement.

6.                                      I Understand the Terms of this Release.  I have had the opportunity to read the Release carefully and understand all its terms.  I have had an opportunity to review the Agreement and Release with My own attorney.  In agreeing to sign this Release, I have not relied on any statements or explanations made by Employer or their attorneys.  I understand and agree that the Release and the attached Resignation Agreement contain all the agreements between Released Party and Me.  We have no other written or oral agreements.

EMPLOYEE:

April 30, 2015

/s/ Yael Schwartz, Ph.D.
Yael Schwartz, Ph.D